UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 Current Report

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of report (Date of earliest event reported): June 29, 2005

                          ARC Wireless Solutions, Inc.
                          ----------------------------
             (Exact name of registrant as specified in its charter)

                                      Utah
                                      ----
                 (State or Other Jurisdiction of Incorporation)

             000-18122                             87-0454148
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     (Commission File Number)         (IRS Employer Identification Number)


                             10601 West 48th Avenue
                           Wheat Ridge, Colorado 80033
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           (Address of principal executive offices including zip code)

                                 (303) 421-4063
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              (Registrant's telephone number, including area code)

                                       N/A
                                       ---
                 (Former address, if changed since last report)

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8.01 Other Events.

On June 11, 2005, Proxim Corporation and its subsidiaries Proxim Wireless Networks, Inc., Proxim International Holdings,Inc. and Wireless Home Corporation (collectively, "Proxim") each filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware ("Bankruptcy Court"). Each of these entities has indicated that it will continue to operate its business as a "debtor-in-possession" under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. Winncom Technologies Corp., a wholly-owned subsidiary of ARC Wireless Solutions, Inc, is a distributor for Proxim Corporation, and Proxim has represented a substantial portion of Winncom's product purchases over the last few years.

On June 10, 2005, Proxim Corporation, Proxim Wireless Networks, Inc. and Proxim International Holdings, Inc. entered into an Asset Purchase Agreement with Moseley Associates, Inc. (the "Buyer"), a California corporation. Pursuant to the terms of the Asset Purchase Agreement, Proxim agreed to sell to Buyer substantially all of Proxim's assets in consideration for (i) Buyer's financing Proxim pursuant to the terms of a Loan and Security Agreement ("Loan Agreement") and a secured promissory note in the aggregate principal amount of up to $6 million, exclusive of fees, charges and carve-out reserves (the "Note"), and
(ii) Buyer's payment at the closing of the asset sale (the "Closing") of aggregate cash consideration equal to $21 million less the outstanding balance of the Note at the Closing and subject to further adjustment based on (x) the amount of the Proxim accounts receivable at the Closing, (y) the Proxim inventory at the Closing and (z) the aggregate cure amounts assumed by Buyer in connection with certain of the Proxim contracts and leases.

The terms and conditions of the Asset Purchase Agreement and Loan Agreement are subject to the approval of the Bankruptcy Court. Proxim will seek approval of the sale of substantially all of its assets to Buyer and certain associated bidding procedures by the Bankruptcy Court.

Winncom Technologies Corp. has not experienced an interruption of purchase of product from Proxim since Proxim filed bankruptcy and, based on preliminary discussions with Proxim and Buyer, Winncom does not expect to see an interruption in product purchases in the near future. Nevertheless, there can be no assurance that these product purchases will continue to occur as expected. In addition, Proxim anticipates that proceeds from the asset sale will be insufficient to satisfy all of its debts and obligations. At this time it is unknown whether certain vendor receivables due Winncom from Proxim, which we estimate at this time to be approximately $90,000, will be realized.

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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        ARC WIRELESS SOLUTIONS, INC.


Date: June 29, 2005                     By:/s/ Randall P. Marx
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                                        Randall P. Marx, Chief Executive Officer